Table of Contents

Exhibit 8.1

SIGNIFICANT SUBSIDIARIES

The table below sets forth all of our direct and indirect significant subsidiaries and the percentage of equity of each subsidiary we owned directly or indirectly as of December 31, 2008:

Name of Company	Jurisdiction of Incorporation	Percentage Owned	Description

Propimex, S.A. de C.V.	Mexico	100.00%	Manufacturer of bottles and distributor of bottled beverages.
Panamco México, S.A. de C.V	Mexico	96.65%	Manufacturer of bottles and related products for bottling beverages.
Controladora Interamericana de Bebidas, S.A. de C.V.	Mexico	100.00%	Holding company of manufacturers and distributors of beverages.
Administración y Asesoria Integral, S.A. de C.V.	Mexico	100.00%	Holding company of manufacturers and distributors of beverages.
Refrescos Latinoamericanos, S.A. de C.V.	Mexico	100.00%	Holding company of manufacturers and distributors of beverages.
Kristine Oversease, S.A. de C.V.	Mexico	83.11%	Intermediate holding company of manufacturers and distributors of beverages for Brazilian operations.
Dixer Distribuidora de Bebidas, S.A.	Brazil	100.00%	Holding company of manufacturers and distributors of beverages.
Spal Industria Brasileira de Bebidas, S.A.	Brazil	97.95%	Manufacturer of cans and related products for bottling beverages.

Exh. 8.1 -1